Exhibit 99.1

Press Release

AAON DECLARES DIVIDEND

TULSA, OK, May 19, 2011 – AAON, INC. (NASDAQ-AAON).  The Board of Directors of AAON, Inc. has declared a semi-annual cash dividend of $0.18 per share to the holders of the outstanding Common Stock of the Company as of the close of business on June 10, 2011, the record date, payable on July 1, 2011.